CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Jennison Mid-Cap Growth Fund, Inc. of our report dated October 20, 2025, relating to the financial statements and financial highlights of PGIM Jennison Mid-Cap Growth Fund, which appears in Prudential Jennison Mid-Cap Growth Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York

October 28, 2025